Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 18, 2015 (except for the effects of the sale of the Packaging Business described in Note 3, as to which the date is February 26, 2016), with respect to the consolidated financial statements of Cenveo, Inc. and subsidiaries included in the Annual Report on Form 10-K for the years ended December 27, 2014 and December 28, 2013, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
New York, New York

November 23, 2016